                                                                  Exhibit (a)(2)

To all Amkor stock option holders:

      On October 11, 2002, the Amkor Stock Option exchange program was formally announced by Jim Kim. As was stated in this announcement, the HR department would provide you with documentation to begin the stock option exchange program. This email is being sent to you to begin the process. The attachments provided below contain a detailed overview of this program. The Offer to Exchange document provides a summary, as well as a question and answer section that you can review prior to making any decisions regarding this program.

      The third attachment, the Voluntary Stock Options Exchange Election Form, is the actual document which you will need to complete to make your selections on the grants that you wish to surrender. We will be sending each option holder a summary of their current unexercised grants. This summary will be useful to assist you in completing the election form.

      The one page of the election form (page 4 of "Options exchange election form" attachment), is the only document that you need to complete and sign to participate in the program. ATI employees that wish to participate must complete this form and return it to me via fax at (480) 821-1470, or through intra-company mail to my attention in the Chandler office. International employees must return the election form to the international point of contact listed in Offer to exchange document, Schedule A. Please note the following:

      ALL ELECTION FORMS MUST BE RECEIVED BY DECEMBER 10, 2002 IN ORDER TO PARTICIPATE IN THE EXCHANGE PROGRAM...NO EXCEPTIONS WILL BE MADE. OPTIONS GRANTED FROM MAY 8, 2002 TO DATE MUST BE SURRENDERED FOR EXCHANGE IN ORDER TO EXCHANGE ANY OTHER OPTIONS. FOR EMPLOYEES IN THE U.S: IN SOME CASES YOU MAY HAVE BEEN GRANTED NSO'S AND ISO'S ON THE SAME DATE. WHEN SURRENDERING THIS GRANT, BOTH THE NSO AND THE ISO PORTION MUST BE SURRENDERED TOGETHER.

      If you have questions on the exchange program, please call the options exchange extension 5069, in the Chandler facility, from other US sites, 83-501-5069, or from international sites, (480) 821-5000, ext. 5069.

Best Regards, Cathy Loucks

Attachments:

      -     Memorandum from Cathy Loucks

      -     Offer to Exchange with schedules A, B and C

      - Election Form (See attached file: Options exchange enrollment form.DOC)

      -     Notice to Change from Accept to Reject

      -     Promise to Grant New Options